Member News
10-28

August 20, 2010

TO: All Members

This is to inform you that Kristina K. Williams has been named Executive Vice President and Chief Financial Officer. Kris joined the Bank on December 31, 2004 as Chief Accounting Officer and assumed the role of CFO early in 2006. She has been a true leader within both the Bank and the FHLBank System, and, as many of you know first-hand, has worked tirelessly to steer the Bank prudently through our current issues. We are pleased to recognize her significant contributions and to afford her increased responsibility on the Bank’s management team.

Sincerely,

John R. Price President and Chief Executive Officer	Winthrop Watson Chief Operating Officer